Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to ordinary shares, €0.01 nominal value per share, of Mobileye N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 34158597, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: August 18, 2017	INTEL CORPORATION

	By:	/s/ Robert H. Swan
Robert H. Swan
Executive Vice President and Chief Financial Officer

CYCLOPS HOLDINGS, LLC

	By:	/s/ Robert H. Swan
Robert H. Swan
Manager